SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2 TO FORM 8-A
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or 12(g) of the
Securities Exchange Act of 1934
BELLSOUTH CORPORATION
(Exact name of registrant as specified in its charter)

Georgia	58-1533433

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

Room 15G03, 1155 Peachtree Street, N.E., Atlanta, Georgia	30309-3610

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Name of each exchange on which
Title of each class to be so registered	each class is to be registered

Preferred Stock Purchase Rights	New York Stock Exchange
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates:     (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.
On March 8, 2006, the Company amended the Rights Agreement dated November 22, 1999 between the Company and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as Rights Agent, as amended on March 2, 2005 (as amended, the “Rights Agreement”). The purpose of the amendment (“Amendment”) was to provide that the Rights will expire immediately prior to the effective time of the merger contemplated by the Agreement and Plan of Merger, dated as of March 4, 2006, among the Company, AT&T Inc., a Delaware corporation, and ABC Consolidation Corp., a Georgia corporation and wholly-owned subsidiary of AT&T Inc.
The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the attached copy of the Amendment.
The Form 8-A that was filed with the Securities and Exchange Commission on November 23, 1999 and amended by the Amendment to the Form 8-A that was filed with the Securities and Exchange Commission on March 2, 2005 is amended by deleting the second sentence in the sixth paragraph of Item 1, and replacing it with the following: “The Rights will expire at the earlier of (i) the close of business on December 11, 2009 and (ii) immediately prior to the effective time of the merger contemplated by the Agreement and Plan of Merger, dated as of March 4, 2006, among the Company, AT&T Inc., a Delaware corporation, and ABC Consolidation Corp., a Georgia corporation and wholly-owned subsidiary of AT&T Inc., unless earlier redeemed or exchanged by the Company as described below.”
Item 2. Exhibits.
Exhibit No.
4b. Amendment No. 2 to BellSouth Corporation Rights Agreement, dated as of March 8, 2006.

SIGNATURE
Pursuant to the requirements of Section 12 of Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.
BELLSOUTH CORPORATION

By:	/s/ Ray Winborne

Name: Ray Winborne
Title: Controller
March 8, 2006